EXHIBIT 10.16

Date:  December 21, 2001
Amount:  $50,000
                              _______________

                              PROMISSORY NOTE
                              _______________

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE TRANSFERRED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE ACT OR THE LAWS OF THE APPLICABLE STATE OR A "NO ACTION" OR INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AND ITS COUNSEL, TO THE EFFECT THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND SUCH STATE STATUTES.
                              _______________

     PayStar Corporation, Inc., a corporation duly organized and existing under the laws of the State of Nevada (hereinafter referred to as the "Maker"), for value received, hereby promises to pay to XSource Corporation, a Delaware corporation, 153 East 53rd Street, Suite 5900, New York, NY 10022, ("XSource"), the principal sum of fifty thousand dollars ($50,000), with interest at the rate of 10% per annum, in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Principal and interest shall be due and payable on January 15, 2002.

     This Note is issued pursuant and is subject to the terms and conditions of the Acquisition Agreement by, between, and among the parties hereto and others effective as of the date of this Note and any inconsistencies between this Note and the Acquisition Agreement shall be governed by the Acquisition Agreement. In addition, this Note is subject to the following terms and conditions:

     All sums received hereunder shall be paid or applied first to the costs of collecting the debt evidenced hereby; second, to interest; and third, the balance to principal owed under this Note.

     The indebtedness evidenced hereby may be prepaid in whole or in part.

     The entire unpaid balance of this Note, together with any interest due thereon, shall become immediately due and payable at the option of the holder upon the happening of any of the following events of default ("Event of Default"):

     (a)  failure to make any payment required to be paid hereunder within five
(5) business days after such payment is past due; or
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     (b)  in the event that there exists any other default in the performance of any term, condition, warranty or covenant herein contained and/or contained in the Acquisition Agreement, and such other default is not cured within ten (10) business days after written notice thereof from holder to Maker (or, if such other default is such that it cannot be cured within a ten (10) day period, reasonable action has not been commenced within said ten (10) day period to cure the same and thereafter continued diligently until such other default is cured).

     In the event of any default in the payment of the principal of or interest on this Note, the Maker shall pay all reasonable costs and expenses of collection, including, without limitation, reasonable attorney's fees whether incurred out of court or in litigation, including appeals and bankruptcy proceedings.

     No delay or omission on the part of the holder in exercising any right hereunder or under the Acquisition Agreement shall operate as a waiver thereof, or preclude the exercise thereof at any time during the continuance of any Event of Default or upon a subsequent Event of Default.

     Nothing herein, nor any transaction related hereto, shall be construed or operate so as to require the Maker to pay interest at a greater rate than shall be lawful. Should any interest or other charges paid by Maker in connection with the loan evidenced by this Note result in the computation or earning of interest which is not legally permitted under the laws of the State of California for transactions of this kind, then any and all such excess shall be, and the same is, hereby waived by the holder hereof, or any subsequent holder, and any and all such excess shall be automatically credited against and applied in reduction of the balance due under this Note and any portion which exceeds the balance due under this Note shall be paid by such party to the Maker.

     This Note may be extended or modified by agreement of the holder for whatever consideration, without notice to any person and without prejudice to the liability of the Maker hereof.

     This Note inures to the benefit of the holder and its successors and assigns and shall be binding upon the Maker, and its successors and assigns.

     IN WITNESS WHEREOF, the Maker has executed this Note to be effective the day and year first above written.

                                        PayStar Corporation

                                        By /s/ William D. Yotty
                                           William D. Yotty, Chairman